Exhibit 2.4

AMENDING AGREEMENT
(MERGER Agreement and plan of merger)
and consent by American Exploration Corporation to private
placement by mainland resources Inc.

THIS AMENDING AGREEMENT AND CONSENT is made as of December 23, 2010

BETWEEN:

MAINLAND RESOURCES, INC., a company existing under the laws of the State of Nevada, USA

("Mainland")

AND:

AMERICAN EXPLORATION CORPORATION, a company existing under the laws of the State of Nevada, USA

("American Exploration")

WHEREAS:

(A)     Mainland and American Exploration (each a "Party" and, together, the "Parties") have entered into a Merger Agreement and Plan of Merger dated March 22, 2010, as amended by a Letter Agreement dated July 28, 2010, as further amended by an Amending Agreement dated September 7, 2010 (as so amended, the "Merger Agreement") which, subject to certain conditions, contemplates a merger between the Parties to be effected pursuant to Chapters 78 (Private Corporations) and 92A - Mergers, Conversions, Exchanges and Domestications, of the Nevada Revised Statutes, with Mainland as the surviving corporation;

(B)     Section 7.1 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

(C)     The Merger Agreement is subject to termination by either Party under Section 7.3 of the Merger Agreement if certain conditions specified in the Merger Agreement are not satisfied at or before the "Termination Date", which is defined in Section 1.1 of the Merger Agreement to mean December 31, 2010, or such later date as may be mutually agreed by the Parties;

(D)     The Parties wish to amend the terms of the Merger Agreement to extend the Termination Date as described in this Agreement;

(E)     Section 5.4(c)(vi) of the Merger Agreement provides that until the Effective Date or the earlier termination of the Merger Agreement, except with the consent of American Exploration, which consent shall not be unreasonable withheld, other than the grant of stock options by Mainland in the ordinary course, Mainland shall not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or of any Subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities; and

(F)     Mainland desires to effect a private placement (the "Private Placement") of units, with each unit consisting of one common share of Mainland and one-half of one share purchase warrant, and American hereby agrees to provide its consent for Mainland to effect such Private Placement.

THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements herein contained, the Parties hereto covenant and agree as follows:

Certain Definitions

1.     Capitalized terms not otherwise herein defined shall have the meaning ascribed to them in the Merger Agreement.

Termination Date

2.     Section 1.1 of the Merger Agreement is hereby amended to replace "December 31, 2010" with "March 31, 2011" in the definition of "Termination Date".

Amendment

3.     Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect as of the date hereof.

Effect of Amendment

4.     This Amendment shall form a part of the Merger Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Consent to Private Placement

5.     American Exploration hereby consents to the proposed Private Placement by Mainland of up to 5,714,286 units at a price of US$0.35 per unit for total proceeds of up to US$2,000,000, with each unit consisting of one common share of Mainland and one-half of one share purchase warrant, and with each whole warrant entitling the holder thereof to purchase one additional common share of Mainland at an exercise price of US$0.65 per share for five years from the issuance date of such warrants.

Entire Agreement

6.     This Agreement constitutes the entire agreement between the Parties, and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the Parties, with respect to the subject matter of this Agreement. Nothing in this Section 6 will limit or restrict the effectiveness and validity of any document with respect to the subject matter of this Agreement that is executed and delivered contemporaneously with or pursuant to this Agreement.

Governing Laws

7.     This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

Counterparts

8.     This Agreement may be executed in any number of counterparts, in original form or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the Parties, and each of which will together be deemed to be an original, notwithstanding that each Party is not a signatory to the same counterpart.

Headings

9.     The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF this Agreement has been executed by the Parties effective as of the day and year first above written.
MAINLAND RESOURCES, INC. By: /s/ William D. Thomas Name: William D. Thomas Title: Chief Financial Officer	AMERICAN EXPLORATION CORPORATION By: /s/ Steven Harding Name: Steven Harding Title: President and CEO